Exhibit 99.(a)(1)(A)

Alphatec Holdings, Inc.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This offer and withdrawal rights will expire at 4:00 p.m., Pacific Time, on

December 19, 2012, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “exchange offer” or the “offer”), Alphatec Holdings, Inc., which we refer to in this document as “we,” “us” or “Alphatec,” is giving each eligible optionholder the opportunity to voluntarily exchange eligible option grants for new option grants to be issued under the Company’s Amended and Restated 2005 Employee, Director and Consultant Stock Plan (the “2005 Plan”) that will represent the right to purchase the same number of shares at a lower exercise price than the eligible option grant, as described herein or as may be amended.

You are an “eligible optionholder” if you:

•	Are employed by Alphatec or one of our U.S. subsidiaries, on the date this exchange offer commences; and

•	Continue to be an employee of Alphatec or one of our U.S. subsidiaries, and have not submitted or received a notice of termination on or prior to, the date the new options are granted.

If you are an eligible optionholder and your Alphatec stock option grants meet the following criteria, then they are “eligible option grants” that you may elect to exchange in this offer:

•	The exercise price of your Alphatec stock option grant is equal to or greater than $2.85 per share.

If you choose to participate in this exchange offer and tender eligible option grants for exchange, and if we accept your tendered eligible option grants, you will receive new option grants that will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•

The exercise price per share for your new option grant will be the higher of: (i) 115% of the closing price of Alphatec’s common stock as reported on Nasdaq on the date of grant of the new option, which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer; and (ii) $2.00.

•

Each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with us. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. In the event your employment terminates for any reason, whether voluntarily or involuntarily, before the new option is vested in full, then you will forfeit that portion of the new option received that remains unvested at the time your employment with us terminates. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•	All new option grants issued to employees will expire seven years from the grant date.

The commencement date of this exchange offer is November 19, 2012. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer document and in the related Election Form and Eligible Option Information Sheet distributed with this exchange offer document. You are not required

i

to accept this exchange offer. You may choose to tender one eligible option grant in this exchange offer, but elect to not tender any other eligible option grants you may hold. Eligible option grants properly tendered in this offer and accepted by us for exchange will be cancelled and the new options granted as of the expiration date of this exchange offer.

See “Risk Factors” beginning on page 9 for a discussion of risks and uncertainties that you should consider before tendering your eligible option grants.

Shares of our common stock are quoted on Nasdaq under the symbol “ATEC.” On November 15, 2012, the closing price of our common stock as reported on Nasdaq was $1.44 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of this exchange offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Roy Burchill, our Senior Director, Total Rewards, at 5818 El Camino Real, Carlsbad, CA 92008, or by calling him at (760) 494-6807 or by sending an email to rburchill@alphatecspine.com.

IMPORTANT

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive it before 4:00 p.m., Pacific Time, on December 19, 2012 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Attention: Roy Burchill, Senior Director, Total Rewards

Phone: (760) 494-6807

By Facsimile

Alphatec Holdings, Inc.

Attention: Roy Burchill, Senior Director, Total Rewards

Facsimile: (760) 494-6807

By Hand or Interoffice Mail

Attention: Roy Burchill, Senior Director, Total Rewards

By Email (By PDF or similar imaged document file)

rburchill@alphatecspine.com

You do not need to return your stock option agreements for your eligible option grants to be exchanged in this exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this exchange offer. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible option grants in the exchange offer. You must make your own decision whether to tender any or all of your eligible option grants. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this exchange offer document where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

No.	Question	Page
Q1	What questions are answered in this Summary Term Sheet?	1
Q2	Why is Alphatec making this exchange offer?	2
Q3	Who is eligible to participate in the exchange offer?	2
Q4	What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?	2
Q5	Are there any differences between the new option grants and the eligible option grants?	2
Q6	What are the conditions of this exchange offer?	3
Q7	What will be the exercise price per share of the new option grants?	3
Q8	If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?	3
Q9	When will the new option grants vest?	3
Q10	What happens to my new option grants if I cease to provide services to Alphatec?	4
Q11	How many shares will I be able to acquire upon the exercise of my new option grant?	4
Q12	When will my new option grants expire?	4
Q13	Must I participate in this exchange offer?	4
Q14	How should I decide whether or not to exchange my eligible option grants for new option grants?	5
Q15	Why can’t you just grant eligible optionholders more options?	5
Q16	How do I find out how many eligible option grants I have and what their exercise prices are?	5
Q17	What kind of options will the new options be?	5
Q18	Can I exchange option grants that I have already fully exercised?	5
Q19	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?	5
Q20	Can I exchange a portion of an eligible option grant?	5
Q21	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?	6
Q22	What if my employment with Alphatec ends before the expiration date of the exchange offer?	6
Q23	Will I owe taxes if I exchange my eligible option grants in this exchange offer?	6
Q24	What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?	6
Q25	What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?	6
Q26	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?	7
Q27	How long do I have to decide whether to participate in this exchange offer?	7
Q28	How do I tender my eligible option grants for exchange?	7
Q29	When and how can I withdraw previously tendered eligible option grants?	7
Q30	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	8
Q31	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	8
Q32	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?	8

Q2. Why is Alphatec making this exchange offer?

We believe that an effective and competitive employee incentive program is critical for the future growth and success of our business. We rely heavily on the specialized skills and expertise of our employees to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. In our industry, there is intense competition for qualified personnel. Alphatec, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees. At Alphatec, stock options constitute a key part of our incentive and retention programs because we believe, as does our board of directors, that equity compensation encourages us to act like owners of the business, motivating us to work toward our success and rewarding our contributions by allowing us to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the necessary incentives and retention value. We believe this exchange offer addresses these issues by providing a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our current trading price, if they choose to do so.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3. Who is eligible to participate in the exchange offer?

An “eligible optionholder” is a person who:

•	Is employed by Alphatec or one of our U.S. subsidiaries on the date this exchange offer commences; and

•	Continues to be an employee of Alphatec or one of our U.S. subsidiaries, and has not submitted or received a notice of termination on or prior to the date the new options are granted.

All employees that are employed by our non-U.S. subsidiaries are ineligible to participate in the exchange offer.

Our executive officers are included as eligible optionholders.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4. What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?

Under the exchange offer, eligible optionholders will be able to elect to exchange outstanding eligible option grants to purchase shares of our common stock for new option grants to be issued under the 2005 Plan. Eligible option grants are Alphatec stock option grants with an exercise price per share equal to or greater than $2.85 per share.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) and question 7 below for more information.

Q5. Are there any differences between the new option grants and the eligible option grants?

Each “new option grant” will have substantially the same terms and conditions as the eligible option grant surrendered for such new option grant, except as follows:

•

The exercise price per share for your new option grant will be the higher of: (i) 115% of the closing price of Alphatec’s common stock as reported on Nasdaq on the date of grant of the new option, which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer; and (ii) $2.00.

•

Each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with us. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. In the event your employment terminates for any reason, whether voluntarily or involuntarily, before the new option is vested in full, then you will forfeit that portion of the new option received that remains unvested at the time your employment with us terminates. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•	All new option grants issued to employees will expire seven years from the grant date.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q6. What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”). This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occur, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q7. What will be the exercise price per share of the new option grants?

The exercise price per share for your new option grant will be the higher of: (i) 115% of the closing price of Alphatec’s common stock as reported on Nasdaq on the date of grant of the new options which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer; and (ii) $2.00.

We cannot predict the exercise price per share of the new option grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8. If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?

We expect to cancel all properly tendered eligible option grants on the same day that the exchange offer expires. We also expect that the grant date of the new options will be the same day that the exchange offer expires. For example, the scheduled expiration date of this exchange offer is December 19, 2012, and we expect to accept and cancel all properly tendered eligible option grants on December 19, 2012, and we expect that the new option grant date will also be December 19, 2012. If the expiration date is extended, then the cancellation date and the new option grant date would be similarly extended. We will issue new stock option agreements promptly following the new option grant date.

Q9. When will the new option grants vest?

Each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with us. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. In the event your employment terminates for any reason, whether voluntarily or involuntarily, before the new option is vested in full, then you will forfeit that portion of the new option received that remains unvested at the time your employment with us terminates. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

For example if the new option grant is December 19, 2012 one-third of the option will vest on December 19, 2013 and the option will continue to vest in eight equal quarterly installments thereafter.

You should also keep in mind that, as discussed below, if you exchange eligible option grants for new option grants and you cease providing services to us before the shares subject to the new option grants vest, you will forfeit any unvested portion of your new option grant, even if the eligible option grant that you surrendered to receive the new option grant was vested at the time the eligible option grant was surrendered.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q10. What happens to my new option grants if I cease to provide services to Alphatec?

The new options will be treated in the same manner as the eligible options would have been treated when an employee ceases to provide continuous service to Alphatec. Generally, if an eligible optionholder ceases to provide services to us, any new option grant held by such optionholder will not continue to vest and any unvested portion of the new option grant will be cancelled as of the eligible optionholder’s date of termination. Any vested, unexercised portion of the new option grant will generally be exercisable for three months after termination.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Alphatec or one of our U.S. subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q11. How many shares will I be able to acquire upon the exercise of my new option grant?

Each new option granted following the conclusion of the exchange offer will cover the same number of shares of our common stock as the surrendered eligible option to which the new option relates. In other words, we are offering to replace eligible options with new options on a one-to-one share basis. For example, if you choose to tender an eligible option covering 10,000 shares of our common stock in this exchange offer, you will receive a new option covering 10,000 shares of our common stock.

Q12. When will my new option grants expire?

All new option grants issued to employees will expire seven years from the grant date, regardless of the term of the original grant.

Q13. Must I participate in this exchange offer?

No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you would keep all your options, including your eligible option grants, and would not receive any new option grants under the exchange offer. No changes will be made to the terms of your current options.

Q14. How should I decide whether or not to exchange my eligible option grants for new option grants?

Alphatec is providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from Alphatec is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q15. Why can’t you just grant eligible optionholders more options?

We designed the exchange offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our stockholders. In addition, issuing new options without cancelling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options, which would decrease our reported earnings and which could negatively impact our stock price. We will incur a non-cash compensation charge for all eligible options that are exchanged for new options. However we expect that charge to be less than had we just issued new options.

Q16. How do I find out how many eligible option grants I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this exchange offer document includes a list of all options granted to you at exercise prices of $2.85 and above. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise price, vesting schedule and other information by logging in and reviewing your account with E*trade at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade Customer Service at 1-800-848-0908 for assistance.

Q17. What kind of options will the new options be?

All of the new options are non-statutory stock options, even if your exchanged options were incentive stock options. We recommend that you read the tax discussion in Section 13 of this offer and discuss the personal tax consequences of incentive stock options and non-statutory stock options with your financial, legal and/or tax advisors. See Section 13 (“Material United States Tax Consequences”) for more information.

Q18. Can I exchange option grants that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible option grants. An option grant that has been fully exercised is no longer outstanding.

Q19. Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under this exchange offer.

Q20. Can I exchange a portion of an eligible option grant?

No partial exchanges will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e. unexercised) portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you attempt to exchange a portion but not all of an outstanding eligible option grant we will reject your tender of that particular grant or award and no options represented by that grant or award will be exchanged. Such rejection will not affect any other eligible option grants that are properly tendered.

Q21. What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?

Any eligible optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible option grants and you are on an authorized leave of absence on the grant date of the new option grant, you will be entitled to receive new option grants on the grant date as long as all eligibility requirements are still met.

Q22. What if my employment with Alphatec ends before the expiration date of the exchange offer?

If you have tendered eligible option grants under this exchange offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally, you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Alphatec or one of our U.S. subsidiaries. The terms of your employment or with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q23. Will I owe taxes if I exchange my eligible option grants in this exchange offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new option grants; however the tax consequences of the exchange offer are not entirely certain.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in this exchange offer.

Q24. What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?

An option is considered to be underwater when the exercise price of the option is greater than the current fair market value of our common stock. The exchange offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for replacement options.

Q25. What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible option grants that you choose not to tender or on eligible option grants that are not accepted for exchange in this exchange offer, except that all incentive stock options will have a new qualifying period.

See Section 13 (“Material United States Tax Consequences”) for more information.

Q26. If I tender eligible option grants in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible option grants and we accept them for exchange, those eligible option grants will be cancelled and you will no longer have any rights to them.

Q27. How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 4:00 p.m., Pacific Time, on December 19, 2012. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q28. How do I tender my eligible option grants for exchange?

If you are an eligible optionholder on the date that you choose to tender your eligible option grants, you may tender your eligible option grants at any time before this exchange offer expires at 4:00 p.m., Pacific Time, on December 19, 2012.

To validly tender your eligible option grants, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Roy Burchill our Senior Director, Total Rewards, by hand, by interoffice mail, by facsimile to (760) 494-6807, by regular or overnight mail to Alphatec Holdings, Inc., 5818 El Camino Real, Carlsbad, CA 92008, or by email (by PDF or similar imaged document file) to rburchill@alphatecspine.com.

You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 4:00 p.m., Pacific Time, on December 19, 2012. If you miss this deadline, you will not be permitted to participate in this exchange offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered option grants on December 19, 2012.

See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.

Q29. When and how can I withdraw previously tendered eligible option grants?

You may withdraw your tendered eligible option grants at any time before the exchange offer expires at 4:00 p.m., Pacific Time, on December 19, 2012. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible option grants at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible option grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible option grants. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 28 above.

If you miss this deadline but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible option grants, you may re-tender eligible option grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 28 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q30. How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q31. What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all eligible option grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible option grants for exchange in this exchange offer, you do not need to do anything.

Q32. What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional or paper copies of this exchange offer and other exchange offer documents) to Roy Burchill, our Senior Director, Total Rewards, at:

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Phone: (760) 494-6807

Facsimile: (760) 494-6807

Email: rburchill@alphatecspine.com

RISK FACTORS

Participation in the exchange offer involves a number of potential risks, including those described below. The risks identified in this section and the risks described under the heading titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 5, 2012 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively, filed with the SEC on May 8, 2012, August 8, 2012 and November 6, 2012, respectively, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with your personal investment and tax advisors as necessary before deciding to participate in the offer. We strongly recommend that you read the rest of this exchange offer.

Risks Related to This Exchange Offer

If you exchange eligible option grants for new option grants and you cease providing services to us before the shares represented by the new option grants vest, you will forfeit any unvested portion of your new option grants.

If you elect to participate in this exchange offer, each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with us. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. Generally, if you cease to provide services to us, your new option grant will cease to vest and any unvested portion of your new option grant will be cancelled as of the date you ceased to provide services. Accordingly, if you exchange eligible option grants for new option grants and you cease providing services to us as an employee before the shares represented by the new option grants vest, you will forfeit your new option grant even if the shares represented by the eligible option grant were vested at the time the eligible option grant was tendered for exchange.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of Alphatec or one of our U.S. subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

If Alphatec’s stock price decreases after the grant date of the new option grants, you might receive new option grants which will become out-of-the-money.

Although the purpose of the exchange offer is to allow eligible optionholders to receive new option grants with lower exercise prices than their existing eligible option grants, we cannot control or predict the market price of our common stock, which trades on Nasdaq. The closing price of our common stock on Nasdaq changes daily. If the market price of our common stock decreases after the grant date of the new option grants, any new option grants you received pursuant to the exchange offer may once again become out-of-the-money.

If another company acquires Alphatec and does not assume our option plans, or if your employment relationship with us ends, you would forfeit any unvested options.

If we are acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of the employees of Alphatec or one of our U.S. subsidiaries prior to the vesting of options granted under this exchange program. If you do not have an employment relationship with Alphatec (or one of our U.S. subsidiaries, or a successor entity, as applicable) due to our being acquired or for any other reason, including if you quit for any reason other than retirement or if we terminate your employment with or without cause or notice, on the date your options would otherwise vest, you will forfeit those unvested options. Similarly, if we sell all or a portion of our assets to another company, the asset sale may result in termination of employment for certain affected employees before their options vest in full. In that case, terminated employees would forfeit unvested options and would not receive stock or any other consideration for the options that were canceled in the exchange offer.

If you are exchanging incentive stock options for new option grants, you may incur more taxes on the sale of the shares.

All new option grants are non-statutory stock options. These options are not eligible to receive the same favorable tax treatment as incentive stock options. In order to receive this favorable tax treatment, shares acquired through the exercise of incentive stock options cannot be sold until at least two years from the date of grant of the incentive stock option and one year from the exercise date, during which holding period the price of the shares may increase or decrease. As a result, your exchanged option grants would be more valuable than your new option grants, on an after-tax basis.

If you participate in the offer, you generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you generally will have taxable ordinary income when you exercise your new option grants, at which time Alphatec also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new stock option agreement. You also may have taxable capital gains when you sell the shares underlying the new option grants. Please see Section 13 of this Offer to Exchange for a reminder of the general tax consequences associated with option grants.

If you have incentive stock options and choose not to exchange them, you may have to delay disposing of the shares obtained through the exercise of incentive stock options in order to receive favorable tax treatment for the disposition of the shares.

As discussed in greater detail in Section 13 below under the heading “Incentive Stock Options,” if an optionholder sells shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made both: (a) more than two (2) years after the date the incentive stock option was granted; and (b) more than one (1) year after the date the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale and taxed at the long-term capital gain rate in effect at the time of sale. Since this offer will be open for thirty (30) calendar days or more, it will result in a deemed modification (and, therefore, a re-grant) of any eligible options classified as incentive stock options, even if you do not tender your eligible incentive stock options for exchange. Therefore, all eligible option grants that are classified as incentive stock options that are not exchanged in this offer will be deemed, for federal tax purposes, to have been re-granted on November 19, 2012, the first date of the offer. As a result, in order for a disposition of the option shares to be qualifying, the disposition would have to be made more than two (2) years after the first date of the offer. Therefore, if you choose not to exchange any of your eligible incentive stock options, you must wait to sell or otherwise dispose of the shares subject to your incentive stock option grants until the passage of more than two (2) years from the new deemed option grant date and more than one (1) year after the exercise of the option in order to have a qualifying disposition.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible option grants. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible optionholders to exchange some or all of their eligible option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Option Grants”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new option grants with an exercise price per share equal to the closing price of Alphatec’s common stock as reported on The Nasdaq Global Market, or Nasdaq, on the date of grant of the new option which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer.

“Eligible option grants” are Alphatec stock option grants with an exercise price per share equal to or greater than $2.85 per share. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this exchange offer.

An “eligible optionholder” is a person who:

•	Is employed by Alphatec or one of our U.S. subsidiaries on the date this exchange offer commences; and

•	Continues to be employed by Alphatec or one of our U.S. subsidiaries and has not submitted or received a notice of termination on or before the date the new options are granted.

You will not be eligible to tender eligible option grants or receive new option grants if you cease to be an eligible optionholder for any reason prior to the grant date of the new option grants, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be eligible to tender eligible option grants in this exchange offer. If you tender your eligible option grants and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the new option grant date, you will be entitled to receive new option grants on that date as long as you are otherwise eligible to participate in the 2005 Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

All employees that are employed by our non-U.S. subsidiaries are ineligible to participate in the exchange offer.

Each “new option grant” will have substantially the same terms and conditions as the eligible option grants you surrendered except that:

•

The exercise price per share for your new option grant will be the higher of: (i) 115% of the closing price of Alphatec’s common stock as reported on Nasdaq on the date of grant of the new option which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer; and (ii) $2.00.

•

Each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with us. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. In the event your employment terminates for any reason, whether voluntarily or involuntarily, before the new option is vested in full, then you will forfeit that portion of the new option received that remains unvested at the time your employment with us terminates. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•	All new option grants issued to employees will expire seven years from the grant date.

Each new option grant will be a non-statutory stock option. See Section 13 (“Material United States Tax Consequences”) for more information about non-statutory stock options.

This exchange offer is scheduled to expire at 4:00 p.m., Pacific Time, on December 19, 2012, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL, LEGAL AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ALPHATEC OR ONE OF OUR U.S. SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION GRANTS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT, EVEN IF THE ELIGIBLE OPTION GRANT THAT YOU SURRENDERED TO RECEIVE THE NEW OPTION GRANT WAS VESTED AT THE TIME THE ELIGIBLE OPTION GRANT WAS SURRENDERED.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business, and satisfy customer needs. Competition for these types of employees is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At Alphatec, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on November 15, 2012, the closing price of our common stock on Nasdaq was $1.44 per share and the weighted average exercise price of outstanding options with exercise prices of $2.85 or greater was $3.85. Consequently, as of November 15, 2012, approximately 1,277,635 shares of outstanding eligible stock options were “underwater,” meaning that the exercise price of the outstanding stock option was greater than the closing market price for our stock on November 15, 2012. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees.

This exchange offer is intended to address this situation by providing our employees with an opportunity to exchange eligible options for new options issued under the 2005 Plan. By making this exchange offer, we intend to provide our employees with the opportunity to hold stock options that over time have a greater potential to increase in value, thereby creating better incentives for employees to remain at Alphatec and contribute to achieving our business objectives.

We believe the exchange offer will motivate our employees to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current per share market price of our common stock, we believe that these stock options will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our stockholders. While we hope this exchange offer will reduce the current disparity between the per share market price of our common stock and the exercise price of outstanding stock options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the expiration date of the exchange offer, the per share market price of our common stock will increase to a price that is greater than the exercise price of the new options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Option Grants.

If you are an eligible optionholder, you may tender your eligible option grants at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 4:00 p.m., Pacific Time, on December 19, 2012. If we extend this exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration date of the exchange offer.

If you elect to tender an eligible option grant in exchange for a new option grant, you must exchange the entire eligible option grant.

You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.

Proper Tender of Eligible Option Grants. To validly tender your eligible option grants pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor given a notice of termination prior to the expiration date of the exchange offer.

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 4:00 p.m., Pacific Time, on December 19, 2012 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Attention: Roy Burchill, Senior Director, Total Rewards

Phone: (760) 494-6807

By Facsimile

Alphatec Holdings, Inc.

Attention: Roy Burchill, Senior Director, Total Rewards

Facsimile: (760) 494-6807

By Hand or Interoffice Mail

Attention: Roy Burchill, Senior Director, Total Rewards

By Email (By PDF or similar imaged document file)

rburchill@alphatecspine.com

Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible option grant exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 4:00 p.m., Pacific Time, on December 19, 2012. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 4:00 p.m., Pacific Time, on December 19, 2012.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible option grants and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible option grants. Neither Alphatec nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder.

Our Acceptance Constitutes an Agreement. Your tender of eligible option grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible option grants in accordance with Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”). Our acceptance for exchange of eligible option grants tendered by you pursuant to this exchange offer will constitute a binding agreement between Alphatec and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel on the day the exchange offer expires all properly tendered eligible option grants that have not been validly withdrawn, and we also expect to grant the new options on the same day. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you, which we will distribute promptly following the expiration date of the exchange offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this exchange offer as to some or all of your eligible option grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.

You may withdraw your tendered option grants at any time before 4:00 p.m., Pacific Time, on December 19, 2012. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer. We intend to accept properly tendered eligible option grants on the day the exchange offer expires, which is scheduled to be December 19, 2012.

To validly withdraw tendered eligible option grants, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an eligible optionholder of Alphatec or one of our U.S. subsidiaries, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the eligible option grants to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible option grants to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on November 19, 2012, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all optionholders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible option grants you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible option grants before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants.

Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible option grants properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 4:00 p.m., Pacific Time, on December 19, 2012. Once we have accepted eligible option grants tendered by you, the eligible option grants you tendered will be cancelled and you will no longer have any rights under the tendered eligible option grants. We expect to issue the new option grants on the expiration date of the exchange offer. We will issue stock option agreements for the new option grants promptly after we issue the new option grants. If this exchange offer is extended, then the new option grant date will be similarly extended.

Promptly after we cancel eligible option grants tendered for exchange, we will send each tendering eligible optionholder a “confirmation letter” indicating the eligible option grants that we have accepted for exchange, the date of acceptance and new option grants, and the number of shares underlying such new option grants that were issued to each tendering optionholder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered eligible option grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible option grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible option grants tendered for exchange, the issuance of new option grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(b)

there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered eligible option grants for exchange, or to issue some or all of the new option grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible option grants for exchange or to grant new option grants for some or all of the tendered eligible option grants; or

(iii)	impair the contemplated benefits of the exchange offer to us;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(g)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this exchange offer);

(h)	litigation or other proceedings instituted against us or our U.S. subsidiaries, or any of our officers or directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Alphatec;

(i)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(j)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new services, the announcement of new bilateral utility contracts, or general market conditions;

(k)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

(l)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

(m)	any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The eligible option grants give eligible optionholders the right to acquire shares of our common stock. None of the eligible option grants are traded on any trading market. Our common stock is listed on Nasdaq under the symbol “ATEC.”

The following table sets forth on a per share basis the high and low sales prices for our common stock on Nasdaq, as applicable, during the periods indicated.

Year Ended December 31, 2012	High	Low
First quarter	$2.42	$1.56
Second quarter	$2.42	$1.55
Third quarter	$1.85	$1.55
Fourth quarter (through November 15, 2012)	$1.89	$1.42

Year Ended December 31, 2011	High	Low
First quarter	$2.95	$2.33
Second quarter	$3.91	$2.64
Third quarter	$3.87	$1.99
Fourth quarter	$2.42	$1.38

Year Ended December 31, 2010	High	Low
First quarter	$6.80	$4.10
Second quarter	$7.62	$4.53
Third quarter	$4.87	$1.85
Fourth quarter	$2.84	$2.01

As of November 15, 2012, the number of stockholders of record of our common stock was 209 and the number of outstanding shares of our common stock was 96,063,770. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On November 15, 2012, the closing price for our common stock as reported on Nasdaq was $1.44 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible option grants.

Section 8. Source and Amount of Consideration; Terms of New Option Grants.

Consideration. The eligible options were granted under our 2005 Plan and each new option will also be granted under our 2005 Plan. As of November 15, 2012, there were outstanding eligible option grants, held by 118 optionholders, to purchase an aggregate of 1,277,635 shares of our common stock with a weighted average exercise price of $3.78 per share, 787,015 of which were fully vested. Since this is a one-for-one exchange, if all eligible options are tendered in this exchange offer, we would issue new options to purchase an aggregate of 1,277,635 shares of our common stock.

Terms of New Options

The maximum number of shares subject to new option grants that may be issued under this exchange offer depends upon the Nasdaq closing price of our common stock on the date of grant of the new option which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer. Assuming all eligible option grants were tendered in the exchange offer, a maximum number of approximately 1,277,635 options would be granted.

Terms of New Option Grants. Each new option grant will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•

The exercise price per share for your new option grant will be equal to the higher of: (i) 115% the closing price of Alphatec’s common stock as reported on Nasdaq on the date of grant of the new option which we expect to be the same date as the expiration date of the exchange offer unless we extend the offer; and (ii) $2.00.

•

Each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with us. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. In the event your employment terminates for any reason, whether voluntarily or involuntarily, before the new option is vested in full, then you will forfeit that portion of the new option received that remains unvested at the time your employment with us terminates. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

•	All new option grants issued to employees will expire seven years from the grant date.

The terms and conditions of your eligible option grants are set forth in the option agreements and the option plans under which they were granted.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ALPHATEC OR ONE OF OUR U.S. SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION GRANTS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. We are a medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, with a focus on products that treat conditions that affect the aging spine. We have a comprehensive product portfolio and pipeline that addresses the cervical, thoracolumbar and intervertebral regions of the spine and covers a variety of major spinal disorders and procedures. Our principal product offerings are focused on the global market for orthopedic spinal disorder solutions. Our “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. We have a state-of-the-art, in-house manufacturing facility that provides us with a unique competitive advantage, and enables us to rapidly deliver solutions to meet surgeons’

and patients’ critical needs. We believe that our products and systems have enhanced features and benefits that make them attractive to surgeons and that our broad portfolio of products and systems provide a comprehensive solution for the safe and successful surgical treatment of spine disorders.

We were incorporated in the State of Delaware on March 4, 2005. Our principal executive offices are located at 5818 El Camino Real Carlsbad, California 92008, and our telephone number is (760) 431-9286.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, all of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2011 and 2010 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2011. The selected consolidated statements of operations data for the nine months ended September 30, 2012 and 2011 and the selected consolidated balance sheet data as of September 30, 2012 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2012. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

(in thousands, except per share amounts)	Year Ended December 31,		Nine Months Ended September 30,
	2011	2010	2012	2011
Selected Balance Sheet Data:
Cash and cash equivalents	$20,666	$23,168	$25,941	$22,144
Working capital	59,292	79,233	68,566	75,328
Total assets	366,692	377,016	365,666	372,690
Long-term debt, less current portion	23,802	32,474	36,031	28,771
Redeemable preferred stock	23,603	23,603	23,603	23,603
Total stockholders’ equity	245,328	266,434	238,051	372,690

Selected Statement of Operations Data:
Revenues	$197,711	$171,160	$143,535	$148,201
Operating loss	(24,516)	(11,789)	(5,850)	(8,028)
Loss from continuing operations	(22,181)	(14,433)	(10,104)	(6,215)
Income from discontinued operations	—	78	—	—
Net loss	$(22,181)	$(14,355)	$(10,104)	$(6,215)
Net loss per common shares:
Basic and diluted	$(0.25)	$(0.18)	$(0.11)	$(0.07)
Weighted-average shares used in computing net loss per share:
Basic and diluted	88,798	78,590	89,222	88,757

Ratio of Earnings to Fixed Charges. We had net losses for the years ended December 31, 2011 and December 31, 2010, and for the nine months ended September 30, 2012 and September 30, 2011; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

Book Value per Share. Our book value per share as of our most recent balance sheet dated September 30, 2012 was $2.37.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended March 31,

2012, June 30, 2012 and September 30, 2012 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our executive officers are eligible to participate in this exchange offer. Our non-employee members of our board of directors are not eligible to participate in this exchange offer. As of November 15, 2012, our executive officers and directors (15 persons as a group) held outstanding option grants under the 2005 Plan to purchase an aggregate of 2,066,509 shares of our common stock with a weighted average exercise price of $2.83 , which represented approximately 64% of the shares subject to all options outstanding under the 2005 Plan as of that date. Assuming that the Nasdaq closing market price on the expiration date of the exchange offer is $1.75 and the exercise price of the new options for executive officers is $2.00, our executive officers as a group would hold eligible option grants to purchase an aggregate of 696,085 shares of our common stock with a weighted average exercise price of $3.69 per share. Applying the same assumptions set forth in the preceding sentence, eligible option grants held by all eligible optionholders to purchase an aggregate of approximately 1,277,635 shares of our common stock with a weighted average exercise price of $3.78 per share would be outstanding upon the scheduled expiration date of the exchange offer.

The following table sets forth certain information as of November 15, 2012 regarding the eligible option grants held by each of our executive officers and directors. The address of each of the persons set forth below is c/o Alphatec Holdings, Inc., 5818 El Camino Real Carlsbad, California 92008.

Name of Executive Officer or Director	Title	Maximum Number of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Exchange Offer	Total Number of Options Beneficially Owned	Percentage of Total Options Beneficially Owned

Leslie Cross	Chairman of the Board and Chief Executive Officer	0	0%	426,000	9.1%

Michael O’Neill	Chief Financial Officer, Vice President and Treasurer	25,000	2.0%	225,000	4.8%

Stephen Lubischer	Vice President, Sales	122,160	9.6%	162,160	3.5%

William Patrick Ryan	Chief Operating Officer and President, International	250,000	19.6%	250,000	5.3%

Thomas McLeer	Senior Vice President, U.S. Commercial Operations	0	0%	200,000	4.3%

Name of Executive Officer or Director	Title	Maximum Number of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Exchange Offer	Total Number of Options Beneficially Owned	Percentage of Total Options Beneficially Owned

Ebun Garner, Esq.	General Counsel, Senior Vice President and Secretary	103,925	8.1%	158,925	3.4%

Mortimer Berkowitz III	Director	—	—	0	0%

John Foster	Director	—	—	0	0%

R. Ian Molson	Director	—	—	96,744	2.1%

James Glynn	Director	—	—	83,670	1.8%

Rohit Desai	Director	—	—	83,670	1.8%

Siri Marshall	Director	—	—	76,170	1.6%

Stephen O’Neil	Director	—	—	96,744	2.1%

Luke Faulstick	Director	—	—	28,220	1.8%

Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving eligible option grants during the 60 days before the commencement of this exchange offer.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible option grants that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new option grants to be issued in exchange for such eligible option grants.

We have adopted the provisions of ASC Topic 718 regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered eligible options, plus the incremental compensation cost of the new options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new options to employees in exchange for surrendered eligible options, over the fair value of the eligible options surrendered in exchange for the new options. The fair value of new options will be measured as of the date they are granted and the fair value of the eligible options surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the new options. As would be the case with eligible option grants, in the event that any of the new option grants are forfeited prior to their vesting due to termination of employment, the compensation cost, if not previously expensed, for the forfeited new option grants will not be recorded.

The amount of compensation cost will depend on a number of factors, including the level of participation in the exchange offer and the exercise price per share of eligible options cancelled in the exchange offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from this exchange offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible option grants and issuance of new option grants as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new option grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible option grants for exchange and to issue new option grants for tendered eligible option grants would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange offer. The tax consequences of the exchange offer are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of eligible option grants for new option grants pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible optionholders upon the issuance of the new option grants. As all new option grants issued under the exchange offer will be non-statutory stock options, upon exercise of the new option grants, the eligible optionholders will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the eligible optionholders will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise. We have also attempted to comply with Code Section 409A by exchanging new options that are granted at or above fair market value.

We will withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-statutory stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Exchanging eligible options for new options.

So that you are able to compare the tax treatment of non-statutory stock options to the tax treatment of any incentive stock options that you may currently have, we have included the following summary as a reminder of the tax consequences generally applicable to incentive stock options under U.S. federal tax law.

Incentive stock options.

Under current U.S. tax law, an optionholder will not realize taxable income upon the grant of an incentive stock option. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder’s death or disability, if an option is exercised more than three (3) months after the optionholder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-statutory stock options.

If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•

more than two (2) years after the date the incentive stock option was granted (noting that, in the case of this offer, the incentive stock option will be deemed to have been granted on November 19, 2012, the first date of the offer); and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the optionholder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will generally be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible option grants tendered to us by disseminating notice of the extension to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”) has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the eligible option grants; or

(b) we increase or decrease the number of eligible option grants that may be tendered in the exchange offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible option grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16. Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this exchange offer is a part. This exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible option grants, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 5, 2012;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012, filed with the SEC on May 8, 2012, August 8, 2012 and November 6, 2012, respectively;

(c)	our definitive Proxy Statement for our 2012 annual meeting of stockholders, filed with the SEC on April 30, 2012;

(d)

our Current Reports on Form 8-K, filed with the SEC on January 6, 2012, February 28, 2012, May 2, 2012, May 8, 2012, June 12, 2012, June 28, 2012, August 7, 2012, September 5, 2012, October 20, 2012, October 25, 2012, November 5, 2012 and November 8, 2012 (SEC Accession No. 0001193125-12-218672) (excluding information therein which is deemed furnished and not filed), and our amended Current Report on Form 8-K/A filed with the SEC on March 19, 2012 (excluding information therein which is deemed furnished and not filed); and

(e)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on May 26, 2006, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.alphatecspine.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, to:

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Phone: (760) 494-6807

Facsimile: (760) 494-6807

Email: rburchill@alphatecspine.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 AND IN OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2012, JUNE 30, 2012 AND SEPTEMBER 30, 2102, BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Alphatec Holdings, Inc.

November 19, 2012